Exhibit 99.2

Conversion Services International, Inc.
Pro Forma Balance Sheet
As of September 30, 2007

		Pro Forma
	As Reported	Adjustments		Pro Forma
	(Unaudited)

ASSETS
CURRENT ASSETS
Cash	$29,479	$2,200,000	(a)	$2,229,479
Accounts receivable, net	3,220,713			3,220,713
Accounts receivable from related parties, net	326,741			326,741
Prepaid expenses	115,495			115,495
TOTAL CURRENT ASSETS	3,692,428	2,200,000		5,892,428

PROPERTY AND EQUIPMENT	188,148			188,148

OTHER ASSETS
Goodwill	6,269,650			6,269,650
Intangible assets, net	875,177			875,177
Deferred financing costs, net	14,348			14,348
Discount on debt issued, net	526,310			526,310
Equity investments	84,952			84,952
Other assets	304,844			304,844
	8,075,281	-		8,075,281

Total Assets	$11,955,857	$2,200,000		$14,155,857

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Line of credit	$1,915,045			$1,915,045
Current portion of long-term debt	15,258			15,258
Accounts payable and accrued expenses	2,436,935	(536,301)	(b)	1,900,634
Short term notes payable	2,935,191	(2,280,637)	(c)	654,554
Deferred revenue	34,430			34,430
Related party note payable	98,999			98,999
TOTAL CURRENT LIABILITIES	7,435,858	(2,816,938)		4,618,920

LONG TERM DEBT, net of current portion	1,834,111	(325,209)	(d)	1,508,902
DEFERRED TAXES	363,400			363,400
Total Liabilities	9,633,369	(3,142,147)		6,491,222

SERIES A CONVERTIBLE PREFERRED STOCK	633,333			633,333

COMMITMENTS AND CONTINGENCIES	-			-

STOCKHOLDERS' EQUITY
Common stock	77,923	33,367	(e)	111,290
Series B Convertible Preferred Stock	1,352,883			1,352,883
Additional paid in capital	59,076,236	5,308,780	(f)	64,385,016
Treasury stock	(423,869)			(423,869)
Accumulated deficit	(58,394,018)			(58,394,018)
Total Stockholders' Equity	1,689,155	5,342,147		7,031,302

Total Liabilities and Stockholders' Equity	$11,955,857	$2,200,000		$14,155,857

Notes to Pro Forma Balance Sheet as of September 30, 2007:

(a)	Represents cash received from common stock purchase.
(b)	Represents liabilities settled by issuing common stock, primarily dividends and interest on notes payable.
(c)	Represents the settlement of short term liabilities via issuance of Company common stock.
(d)	Represents the exchange of long term note payable for Company common stock.
(e)	Represents the number of shares issued at the $0.001 per share par value.
(f)	Represents the value of cash received and liabilities settled for common stock in excess of the par value of the shares.